Exhibit 10.5

EMPLOYMENT CONTRACT

THE UNDERSIGNED:

1.	MERUS B.V., a private limited liability company having its registered office at Padualaan 8, in (3584 CH) Utrecht, the Netherlands, for the purposes hereof lawfully represented by Gerardus Wilhelmus Maria van Odijk, referred to below as the ‘Employer’;

and

2.	Ton Logtenberg, born in Geldrop on the 22nd day of July, 1958, residing at XXXXXXXXXXXXXXXXXXX, referred to below as the ‘Employee’;

WHEREAS:

•	The general meeting of shareholders of Merus B.V. appointed the Employee, by means of a shareholders’ resolution, as Managing Director (‘statutair directeur’) of Merus B.V. in accordance with the articles of association.

•	Parties wish to record the terms and conditions of the employment relationship as follows:

HAVE AGREED AS FOLLOWS:

Article 1: Commencement, Term and Notice

1.	The employment contract has commenced as of January 1, 2010 and is entered into for an indefinite period of time.

2.	Without prejudice to any termination grounds set forth under law, the Employee may terminate the employment contract with due observance of a notice period of two (2) months, and the Employer may terminate the employment contract with due observance of notice period of four (4) months.

3.	The employment will end in any event without notice being required at the end of the month in which the Employee reaches the age at which he is entitled to Dutch old age pension in the meaning of the General old Age Pension Act (“Algemene Ouderdoms Wet”).

4.	At the date of termination of this employment contract, the Employee shall – in as far still required – resign or accept his resignation from his position as statutory director of the Employer.

Article 2: Amendment to Employment Conditions

1.	The Employer may unilaterally amend the conditions contained in this employment contract if and insofar as it has a weighty interest in doing so that is of such a nature that the Employee’s interests, insofar as they are harmed by the amendment, in all reasonableness and fairness must yield to the Employer’s interest.

Article 3: Handbook

1.	The Employee declares that he has received a copy of the company’s (personnel) handbook / guide, and that he accepts the content thereof.

2.	The provisions of the (personnel) handbook / guide form an integral part of this employment contract.

3.	The Employer will be entitled to unilaterally amend the content of the (personnel) handbook / guide if and insofar as it has a weighty reason in doing so that is of such a nature that the Employee’s interests, insofar as they are harmed by the amendment, in all reasonableness and fairness must yield to the Employer’s interest.

Article 4: Position

1.	The Employee will hold the position of Chief Executive Officer for the Employer.

2.	The Employee’s position will include all duties of a managing director, and more specifically the duties as may be determined in the regulations of the board of managing directors.

3.	The Employee covenants that he will also perform duties other than those that are considered his usual duties, if such performance may be reasonably expected from him.

4.	Without the Employer’s prior written consent, the Employee will not perform any other work for pay during his employment term, nor will he, alone or with others, directly or indirectly, establish or conduct a business that competes with the Employer’s business, whatever its form, or take any financial interest in or perform work for such a business, whether or not for consideration.

5.	The Employee’s tasks and duties may include the appointment in positions and the consequential performance of tasks and duties for a company affiliated with the Employer.

Article 5: Working Hours and Workplace

1.	The workweek will run from Monday to Friday. The normal working hours amount to 40 hours a week.

2.	The Employee will perform his work at the Employer’s offices in Utrecht, the Netherlands. The Employer may relocate the Employee’s workplace if the company’s interests so require.

3.	The Employee covenants that he will work overtime outside the normal working hours whenever a proper performance of his duties so requires. No remuneration will be paid for overtime work.

Article 6: Salary

1.	The gross basic annual salary amounts to one hundred thousand euro (EUR 100,000). The Employee will receive a gross monthly salary equal to one/twelfth of said amount.

2.	The gross monthly salary includes 8% holiday allowance.

Article 7: Expense Allowance

1.	The Employer will reimburse the Employee for expenses directly related to the performance of his work, but only insofar as that reimbursement may be provided tax free and premium free pursuant to the tax and social insurance legislation in force at any given time.

2.	A statement of expenses must be submitted to the Employer prior to the end of the month following the month in which the expenses were incurred. Expenses can be claimed upon submission of the original receipt(s), specifying the business-related reason for which they were incurred. The Employer will reimburse the expenses within one month after the Employee’s respective claim, provided that the statement of expenses is sufficiently itemized, accompanied by the original receipt(s) and approved by the Employer, in accordance with the Employer’s normal policies.

Article 8: Telephone & Computer

1.	The Employer will place at the Employee’s disposal a mobile phone registered in the Employer’s name, as well as a laptop computer, predominantly for business purposes. The costs shall be borne by the Employer to the extent this may provided tax free and premium free pursuant to the tax and social legislation in force at any given time, and furthermore in accordance with the policies generally applied by the Employer.

Article 9: Travelling Expenses

1.	If the Employee uses his own car to commute to the Employer’s place of business, the Employer will pay the Employee a travelling allowance for those commuting expenses up to an amount of € 0.19 per kilometre of travel along the most customary route, which amount of € 0.19 is all inclusive (also for example all parking costs).

Article 11: Pension

1.	The Employee will be entitled to participate in the Employer’s pension plan, as generally instituted for the employees of the Employer (being a defined contribution plan).

Article 12: Holiday

1.	The Employee will be entitled to 25 days’ holiday each calendar year. If the Employee performed work during only a part of the year, the number of days’ holiday will be calculated proportionately.

2.	When taking his holidays, the Employee must take the reasonable interests of the Employer into account and consult with his direct colleagues.

3.	Days’ holiday must be taken as much as possible in the year in which they are accrued.

Article 13: Illness and Occupational Disability

1.	If the Employee is unable to perform the agreed work due to illness, he will be obliged to inform the Employer thereof before 09:00 a.m. on the first day of illness, stating the reasons, the expected period of illness and the correct address at which he can be reached during that period. As soon as the Employee knows on what day he will be able to resume work, he will inform the Employer thereof immediately.

2.	If the Employee is unable to perform the agreed work due to illness, he will remain entitled to continued payment of wages for a maximum period of 104 weeks or up to the date of termination of this contract if that date is earlier, on the basis of the following conditions:

•	during the first 52 weeks of illness the Employee remains entitled to 70% of the most recent gross base salary. Nevertheless, the salary may not be less than the applicable minimum wage.

•	as of the 53rd week up and including the 104th week of illness, the Employee remains entitled to 70% of the most recent gross base salary up to a maximum of 70% of the maximum daily wage within the meaning of Article 17(1) of the Dutch Social Insurance Funding Act (Wet financiering sociale verzekeringen).

With respect to each period in which the Employee is unable to perform the agreed work due to illness, the first day will be regarded as a qualifying day on which the Employee is not entitled to continued payment of wages.

3.	The Employee will not be entitled to continued payment of wages during the aforementioned period if he caused the illness intentionally, if the illness ensued from an infirmity about which he gave the Employer false information when he entered into the employment contract, if he causes an obstruction of or delay in the recovery process, or if the Employee refuses to perform other suitable work for the Employer or another (possibly affiliated) employer despite being able to perform that work.

4.	The Employer will be entitled to postpone continued wage payments pursuant to paragraph 2 above if the Employee does not comply with the Employer’s reasonable instructions, issued in writing, concerning the provision of information that the Employer requires in order to establish the Employee’s right to payment of wages.

5.	If the Employee’s occupational disability ensues from an event for which another is liable, the Employee must as soon as practicably possible provide the Employer with all of the relevant information and do everything in his power to enable the Employer to exercise its right of recourse within the meaning of Article 6:107a of the Dutch Civil Code (Burgerlijk Wetboek).

Article 14: Health Insurance

1.	In accordance with the Dutch Health Care Insurance Act (Zorgverzekeringswet), the Employer will pay the Dutch Tax Authorities on behalf of the Employee the income-related contribution fixed by the government each year.

Article 16: Confidentiality

1.

Neither during the term of the employment contract nor upon termination thereof may the Employee inform any third party in any form, directly or indirectly, of any particulars concerning or related to the business conducted by the Employer or its affiliated companies, including but not limited to technical, financial and business information and models, names of potential clients or partners, proposed transactions, reports, plans, market prognoses, computer software, databases, data, technical knowledge, inventions, new technology, working methods, formula, processes, techniques, research data from laboratories, physical materials (including all chemical or biological compounds or duplicates thereof) or other confidential proprietary information concerning the Employer’s business, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how the Employee learned of the particulars.

2.	Other than for the benefit of the Employer within the scope of the normal work, the Employee may also not copy, compile, merge, assemble or process information, products or systems of the Employer or disassemble, reproduce or decompile the source code of the computer software included in those products or systems or attempt to deduce the source code of such software in any other manner.

3.	Notwithstanding the provisions of Article 7:650(3), (4) and (5) of the Dutch Civil Code, if the Employee violates the confidentiality clause contained in this Article he will forfeit to the Employer an immediately due and payable penalty of € 25,000 for each violation, as well as a penalty of € 1,000 for each day that the violation continues, without prejudice to the Employer’s right to claim full compensation instead of that penalty.

Article 17: Non-Competition Clause

1.	For a period of 24 months after the termination of the employment contract, the Employee may not, without the Employer’s prior written consent, engage in any activities that in any way whatsoever directly or indirectly compete with the Employer or a company affiliated with it (being activities in the field of the development of human therapeutic anti-bodies, antibody fragments, any other engineered antibody-derived molecules, or any other alternative scaffold molecules), and the Employee may not establish, conduct (alone or with others) or cause the conduct of any competing business or take any interest in or be employed in any way whatsoever by such business, whether or not for consideration.

The Employee and the Employer undertake to discuss in good faith to which extent the above non-compete clause is reasonable in the context of the circumstances (including the reasons) of an intended departure of the Employee and his intended future occupation and activities, provided always that the interests of the Employer and its business shall remain to be properly protected.

2.	Notwithstanding the provisions of Article 7:650(3), (4) and (5) of the Dutch Civil Code, if the Employee violates the non-competition clause contained in this Article he will forfeit to the Employer an immediately due and payable penalty of € 25,000 for each violation, as well as a penalty of € 1,000 for each day that the violation continues, without prejudice to the Employer’s right to claim full compensation instead of that penalty.

3.	Upon each breach of the non-competition clause contained in this Article, the period referred to in paragraph 1 will be extended by the duration of that breach.

Article 18: Ban on Recruitment

1.	Neither during the term of the employment contract nor for a period of 12 months after the termination thereof may the Employee, without the Employer’s prior written consent, directly or indirectly induce employees of the Employer or of a company affiliated with it to terminate their employment contracts, in order to compete in any way whatsoever with the Employer or a company affiliated with it.

2.	Without the Employer’s prior written consent, the Employee may not, either during the term of the employment contract or for a period of 12 months after the termination of the employment contract, directly or indirectly hire individuals or have them hired, offer or negotiate employment contracts or have them offered or negotiated, or conclude contracts in any other manner with regard to the performance of work, with individuals who are on the payroll of the Employer or of a company affiliated with it or who were so during the Employee’s employment with the Employer or a company affiliated with it.

3.	Notwithstanding the provisions of Article 7:650(3), (4) and (5) of the Dutch Civil Code, if the Employee violates the bans on recruitment contained in this Article he will forfeit to the Employer an immediately due and payable penalty of € 25,000 for each violation, as well as a penalty of € 1,000 for each day that the violation continues, without prejudice to the Employer’s right to claim full compensation instead of that penalty.

4.	Upon each breach of the bans on recruitment contained in this Article, the relevant periods will be extended by the duration of that breach.

Article 19: Sidelines

1.	During the term of the employment contract, the Employee must refrain from undertaking or holding any sidelines or additional posts, such as committee work, or managerial or other activities for associations, foundations or other organisations of an idealistic, cultural, sporting, political or other nature, whether or not for consideration, without the Employer’s prior written consent, regardless of whether the Employer is either partly or fully aware of such activities.

2.	Furthermore, the Employee must refrain from using any of the company facilities, such as telephone, faxes, copiers, computers or office supplies, in respect of the activities prohibited pursuant to this Article.

3.	The Employer’s prior written consent will be required to post or publicise announcements or posters, or to distribute periodicals or notices in connection with sidelines approved by the Employer.

Article 20: Personal Data Protection

1.	The Employee acknowledges that the Employer processes his personal data for the performance of the employment contract and/or provisions ensuing from or in relation to the employment relationship. The Employer uses the Employee’s personal data to comply with its statutory obligations, such as withholding wage tax and social insurance contributions, to maintain and improve effective personnel records, including payroll records and compliance with statutory obligations, to administer employee benefits, including insurance and pension provisions, and to administer programmes and plans with respect to training and development, job assessment, compensation, planning and organisation. For these purposes the Employer may also transfer the Employee’s personal data to other companies of the Employer located in countries inside and outside the European Union.

2.	The Employer will take measures to ensure that the Employee’s personal data is secure, accurate and fully updated. The Employer will therefore ask the Employee from time to time to review and update the personal data it holds about him (although the Employee is welcome to review and update his personal data more or less frequently).

3.	The Employee may contact an HR assistant on a regular basis to check the accuracy of his personal data and to notify the Employer of any changes. In accordance with the Dutch Personal Data Protection Act (Wet Bescherming Persoonsgegevens), the Employer will hold the aforementioned information only for as long as it is appropriate with a view to the employment relationship between the parties or for as long as it is necessary to comply with any of its statutory obligations.

Article 21: Return of Property

1.	Upon termination of the employment contract, the Employee will be obliged to immediately return to the Employer all property belonging to the Employer, including materials, documents, information copied in any form whatsoever, articles and keys.

2.	Notwithstanding the provisions of Article 7:650(3), (4) and (5) of the Dutch Civil Code, if the Employee fails to return any of the items referred to in paragraph 1 of this Article, he will forfeit to the Employer an immediately due and payable penalty of € 25,000 for each violation, as well as a penalty of € 1,000 for each day that the violation continues, without prejudice to the Employer’s right to claim full compensation instead of that penalty.

Article 22: Intellectual Property Rights

1.	All intellectual property rights, including but not limited to patent rights, design rights, copyrights, neighbouring rights, database rights, trademark rights, chip rights, trade name rights, trade secrets and know-how, ensuing in the Netherlands or abroad, during or after this employment contract, from the work performed by the Employee under this employment contract (‘Intellectual Property Rights’) will exclusively vest in the Employer.

2.	Insofar as any Intellectual Property Rights are not vested in the Employer by operation of law, the Employee covenants that he will transfer to the Employer at the Employer’s first request to that effect and, insofar as possible, hereby transfers those rights to the Employer, which transfer is hereby accepted by the Employer.

3.	Insofar as any Intellectual Property Rights are incapable of being transferred from the Employee to the Employer, the Employee hereby grants the Employer the exclusive, royalty-free, worldwide, perpetual right, with the right to grant sublicenses, to use those Intellectual Property Rights in the broadest sense, which right is hereby accepted by the Employer.

4.	Insofar as any personal rights vest in the Employee and insofar as permitted by law, the Employee hereby waives all of his personal rights, including but not limited to the right to have one’s name stated pursuant to the Dutch Copyright Act of 1912 (Auteurswet 1912).

5.	The Employee will promptly disclose to the Employer all works, inventions, results, information and Intellectual Property Rights that ensue from his work under this employment contract and/or that are in any way relevant to the creation, protection and/or enforcement of the Intellectual Property Rights.

6.	During the term of this employment contract and after its termination, the Employee will perform all acts that are necessary to register the Intellectual Property Rights in the Employer’s name with any competent authority in the world.

7.	If the Employee is unable to provide the cooperation referred to in paragraphs 2 and 6 for any reason, he hereby grants the Employer an irrevocable power of attorney to represent him with respect to the assignment and registration of the Intellectual Property Rights referred to in paragraphs 2 and 6.

8.	The Employee acknowledges that his salary includes reasonable compensation for the loss of intellectual and industrial property rights.

Article 23: Applicable Law

This employment contract and the appendices will be governed by the laws of the Netherlands.

Article 24: Special clauses

1.	Upon this Agreement coming into force, the management agreement between the Employer and the Employee and/or his personal holding company, dated December 29, 2005, shall terminate. Subject only to receipt of the final monthly payment pursuant to said management agreement, the Employee fully discharges the Employer in relation to said management agreement, and confirms that he shall hold the Employer harmless from any and all obligations, costs and expenses pursuant to or in connection with the management agreement, including any liabilities of the Employer in relation to wage taxes, social security premiums and similar costs (including any penalties) in relation to the entire period that the Employee and his personal holding company has performed services under such management agreement.

2.	Subject to the provisions of the Articles of Association of the Employer, as in force from time to time, the Parties confirm and acknowledge that the Employer shall be represented by the Supervisory Board (or a Supervisory Director appointed to that effect by the Supervisory Board) in any matters relating to the employment agreement of any other Managing Director of the Employer, including the Employee.

Drawn up in duplicate originals and signed in Utrecht, effective as per January 21, 2010.

/s/ Gerardus Wilhelmus Maria van Odijk	/s/ Ton Logtenberg
Merus B.V.	Ton Logtenberg

Gerardus Wilhelmus Maria van Odijk

Supervisory Director